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                                 EXHIBIT 99.9.2

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                            THE NAVELLIER SERIES FUND

                        ADMINISTRATIVE SERVICES AGREEMENT

     AGREEMENT made as of the 19th day of July, 1997, by and between THE NAVELLIER SERIES FUND, a business trust organized under the laws of the State of Delaware (the "Fund"), and NAVELLIER MANAGEMENT, INC., a Delaware corporation (the "Adviser").

     WHEREAS, the Fund intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Fund is currently comprised of one portfolio designated as the "Navellier Aggressive Small Cap Equity Portfolio" ("Portfolio"); and

     WHEREAS, the Adviser is registering as an investment adviser under the Investment Advisers Act of 1940, and will be engaged in the business of acting as investment adviser and providing certain other services to the Fund; and

     WHEREAS, the Fund desires to retain the Adviser to render certain additional services to the Fund regarding certain bookkeeping, accounting, and administrative services (the "Services") in the manner and on the terms and conditions hereinafter set forth; and

     WHEREAS, the Adviser desires to be retained to perform such services on said terms and conditions;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and the Adviser agree as follows:

     1. DUTIES OF ADVISER: (a) The Fund hereby retains the Adviser to provide to the Fund: (A) such accounting and bookkeeping services and functions as are reasonably necessary for the operation of the Fund. Such services shall include, but shall not be limited to, preparation and maintenance of the following books, records, and other documents: (1) journals containing daily itemized records of all purchases and sales, and receipts and deliveries of securities, and all receipts and disbursements of cash, and all other debits and credits, in the form required by Rule 31a-1(b)(1) under the Investment Company Act; (2) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, in the form required by Rules 31a-1(b)(2)(i)-(iii) under the Investment Company Act; (3) a securities record or ledger reflecting separately for each portfolio security as of trade date all "long" and "short" positions carried by the Fund for the account of each Portfolio, if any, and showing the location of all securities long and the off-setting position to all securities short, in the form required by Rule 31a-1(b)(3) under the Investment Company Act; (4) a record of all portfolio purchases or sales, in the form required by Rule 31a-1(b)(6) under the Investment Company Act; (5) a record of all puts, calls, spreads, straddles, and all other options, if any, in which any Portfolio has any direct or indirect


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interest or which any Portfolio has granted or guaranteed, in the form required by Rule 31a-1(b)(7) under the Investment Company Act; (6) a record of the proof of money balances in all ledger accounts maintained pursuant to this Agreement, in the form required by Rule 31a-1(b)(8) under the Investment Company Act; and
(7) price make-up sheets and such records as are necessary to reflect the determination of each Portfolio's net asset value. The foregoing books and records shall be maintained by the Adviser in accordance with and for the time periods specified by applicable rules and regulations, including Rule 31a-2 under the Investment Company Act. All such books and records shall be the property of the Fund and upon request therefore, the Adviser shall surrender to the Fund such of the books and records so requested; and (B) certain administrative services including, but not limited to, administrative services to shareholders of the Fund and to respond to inquiries related to shareholder accounts.

          (b) The services to be provided hereunder shall also include supervisory services relating to the preparation and filing with the appropriate offices of any reports or other documents, on behalf of the Fund, as shall be required by applicable law and requested by the Fund, from time to time, including but not limited to tax returns, financial statements, and such Forms N-1A and other filings required by the securities laws of the United States or any state as may be requested form time to time by the Fund.

     2. PROVISION OF PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall, from time to time, determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, such staff and personnel shall be deemed to include officers of the Adviser and persons employed or otherwise retained by the Adviser to provide or assist in providing of the Services to the Fund.

     3. PROVISION OF CERTAIN FACILITIES AND EQUIPMENT. The Adviser shall provide such office space, facilities, and equipment (including, but not limited to, computer equipment, communication lines and supplies) and such clerical help and other services as shall be necessary to provide the services to the Fund.
In addition, the Adviser may arrange, on behalf of the Fund and its Portfolios, to obtain: (1) data processing and/or all of the above services, subject to approval by a majority of the Fund's Board of Trustees, as necessary to assist it in providing the Services to the Fund, and (2) pricing information regarding the Fund's investment securities from such company or companies as are approved by a majority of the Fund's Board of Trustees, and the Fund shall be financially responsible to such company or companies as aforesaid, for the reasonable cost of such services.

     4. PROVISION OF INFORMATION TO THE ADVISER. The Fund will, from time to time, furnish or otherwise make available to the Adviser such information relating to the business and affairs of the Fund as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

     5. REIMBURSEMENT OF EXPENSES OF ADVISER. The Fund shall reimburse the Adviser for such direct expenses, including, but not limited to, (i) those listed in paragraph 1(b) and 3 above, incurred on behalf of the Fund that are associated with the providing of the Services, and (ii) those paid to any delegates of the Adviser pursuant to Section 13 hereof.


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In no event, however, shall such reimbursement exceed levels that are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality. Reimbursement under this Agreement shall be calculated and paid monthly.

          The Adviser shall not be required to pay any filing fees and expenses incurred in connection with the filing of reports or documents pursuant to section 1(b) herein, or required to be filed by applicable federal or state law, which fees or expenses shall be borne directly by the Fund.

     6. ACCESS TO RECORDS. The Adviser will permit representatives of the Fund, including the Fund's independent auditors, to have reasonable access to the personnel and records of the Adviser in order to enable such representatives to monitor the quality of services being provided and the determination of reimbursements due the Adviser pursuant to this Agreement. In addition, the Adviser shall promptly deliver to the Board of Trustees of the Fund such information as may reasonably be requested form time to time to permit the Board of Trustees to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

     7. LIMITATION OF LIABILITY OF ADVISER. The Adviser shall not be liable for any error of judgment or mistake of law or fact, or for any loss suffered by the Fund or its investors in connection with the matters to which this Agreement relates, except (i) a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement, or (ii) a loss for which the Adviser would not be permitted to be indemnified under the Federal Securities laws.

     8. DURATION OF AGREEMENT. This Agreement shall become effective as of the date of execution hereof and shall remain in effect for two (2) years from the date hereof and from year to year thereafter, provided such continuance is approved at least annually by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; and further PROVIDED, HOWEVER, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon written notice to the Adviser;
(b) this Agreement shall immediately terminate in the event of its "assignment" (within the meaning of the Investment company Act) to the extent that it would similarly be required to terminate under similar circumstances if it were an advisory contract subject to the provisions of Section 15 of the Investment Company Act and the rules thereunder; and (c) the Adviser may terminate this Agreement without payment of penalty on sixty days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

     9. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Nevada or any of the provisions herein conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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     10.  SEPARATE CONTRACT.  This Agreement is separate and distinct from, and neither affects nor is affected by (i) the Distribution Agreement in effect between the Fund and Navellier Securities Corp., a Delaware Corporation, or
(ii) the Investment Advisory Agreement in effect between the Adviser and the Fund.

     11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Fund and the Adviser and their respective successors.

     12. AMENDMENT. No amendment or modification of this Agreement shall be effective unless in writing signed by other parties and witnessed and until approved by a majority of the outstanding shares of the Fund.

     13. DELEGATION OF DUTIES. The Adviser may delegate each duty to be performed by it hereunder; PROVIDED, HOWEVER, that notwithstanding any such delegation, the Adviser shall remain responsible for the performance of the duties to be performed by it hereunder as though such delegation had not occurred.

     14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     15. COMPENSATION. The Fund shall, in addition to reimbursing Adviser for expenses as described in Section 5, pay Adviser an annual fee payable monthly equal to .25% of the Fund's average daily net asset value for performing such administrative services.


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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement on the day and year first above written in San Francisco, California.



                              THE NAVELLIER SERIES FUND


                              By:
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                                   Louis Navellier, Trustee


ATTEST:
                              By:
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                                   Barry Sander, Trustee


/s/                           By:
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                                   Joel Rossman, Trustee


                              By:
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                                   Jacques Delacroix, Trustee


                              By:
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                                   Arnold Langsen, Trustee


Attest:

/s/
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                              NAVELLIER MANAGEMENT, INC.


                              By:
                                  ----------------------------------------------
                                   Louis Navellier, President


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